UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	001-38483	37-1849111
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA	94596
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 476-1800

Not Applicable

(Former name or former address, if changed from last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BCML	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.Completion of Acquisition or Disposition of Assets.

On February 1, 2022 (the “Closing Date”), BayCom Corp, a California corporation (“BayCom”) completed its previously announced acquisition of Pacific Enterprise Bancorp (“PEB”) pursuant to an Agreement and Plan of Merger, dated September 7, 2021 (the “Merger Agreement”), by and between BayCom and PEB. Under the terms of the Merger Agreement, PEB merged with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger. Immediately following the Merger, Pacific Enterprise Bank, a wholly-owned subsidiary of PEB, merged with and into United Business Bank, a wholly-owned subsidiary of BayCom (the “Bank Merger”), with United Business Bank as the surviving bank in the Bank Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), BayCom paid aggregate consideration to PEB shareholders of approximately 2,941,700 shares of BayCom common stock, before taking into account adjustments for fractional shares. Each share of common stock of PEB outstanding immediately prior to the Effective Time, excluding certain specified shares including any dissenting shares, converted into the right to receive 1.0292 shares of BayCom common stock (the “Exchange Ratio”).

At the Effective Time, each option to purchase PEB common stock under an equity incentive plan of PEB (a "PEB stock option") that was outstanding and unexercised, with an exercise price less than the product of (1) $19.67 (which represents the volume-weighted average trading price of a share of BayCom common stock for the 15 consecutive trading days ending on January 25, 2022 (the “BayCom Average Closing Price”)) and (2) the Exchange Ratio, was, whether or not such PEB stock option was then vested or exercisable and subject to the execution and delivery by the holder thereof of an option cancellation agreement, cancelled and converted into the right to receive an amount of cash equal to the product of (i) the excess of (A) the product of (x) the Exchange Ratio and (y) the BayCom Average Closing Price, over (B) the exercise price of such PEB stock option, and (ii) the number of shares of PEB common stock subject to said PEB stock option.

Each award in respect of a share of PEB common stock subject to vesting or other lapse restriction granted under an equity incentive plan of PEB (a "PEB restricted stock award") that was outstanding on the fifth trading day preceding the Closing Date became fully vested on such date. The underlying shares which remained outstanding at the Closing Time were converted automatically into the right to receive 1.0292 shares of BayCom common stock for each share of PEB common stock, with cash to be paid in lieu of any fractional shares of BayCom common stock.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 8.01Other Events.

On February 1, 2022, BayCom issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01Financial Statements and Exhibits

(a)Financial statements of businesses acquired.

The financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K (this “Report”) no later than 71 days following the date that this Report is required to be filed.

(b)Pro forma financial information.

The pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

( c)Not applicable.

(d)Exhibits

Exhibit No.	Exhibit

2.1

Agreement and Plan of Merger by and between BayCom Corp and Pacific Enterprise Bancorp dated September 7, 2021. (attached as Exhibit 2.1 to BayCom’s Current Report on Form 8-K filed on September 8, 2021, and incorporated herein by reference).

99.1	Press Release dated February 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAYCOM CORP

Date: February 2, 2022	/s/ Keary L Colwell
Keary L. Colwell, Senior Executive
Vice President, Chief Financial Officer
(Principal Financial and Accounting
Officer) and Secretary